EXHIBIT 99.2
For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com
For Immediate Release
PrivateBancorp, Inc. Announces Pricing of Upsized
Common Stock Underwritten Public Offering
     CHICAGO, June 6, 2008— PrivateBancorp, Inc. (the “Company”) (NASDAQ: PVTB) today announced that on June 5, 2008, it increased the number of shares available to be sold in its underwritten public offering to 4 million shares of its common stock and priced the offering at $34.00 per share. The offering is expected to close on June 11, 2008.
     The Company also has granted the underwriters a 30-day over-allotment option to purchase an additional 600,000 shares. The shares are being issued pursuant to a prospectus supplement to the prospectus filed as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-150767). The net proceeds from the offering will be used to fund the ongoing execution of its Strategic Growth Plan and for other general corporate purposes.
     Keefe, Bruyette & Woods, Inc. acted as sole book manager and Robert W. Baird & Co. Incorporated was co-lead manager for the offering. Co-managers were William Blair & Company, L.L.C., and SunTrust Robinson Humphrey, Inc.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Keefe, Bruyette & Woods at The Equitable Building, 787 Seventh Avenue, 4th floor, New York, NY 10019, Attn: Prospectus Department, or by calling 1-800-221-3246.
About PrivateBancorp, Inc.
     PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $6 billion in assets as of March 31, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.